Exhibit 10.33

TECHNOLOGY CO-OPERATION AGREEMENT

This technology co-operation agreement, made this 14th day of Sept. 2012 and supersedes all previous agreements,

BETWEEN:

                    ECO-TEK GROUP INC., (formerly known as CLIKTECH CORPORATION), having an address at 65 Woodstream Blvd., #15, Woodbridge, Ontario, L4L 7X6

                     (Hereinafter referred to as “ECO-TEK”)

                                                                                               OF THE FIRST PART

                      -And-

                      DR. SABATINO NACSON, senior research chemist, having an address at  93 Crown Heights, Toronto, Ontario, L4J 5T1,

                     (Hereinafter referred to as “DR. NACSON”)

                                                                                                OF THE SECOND PART

           WHEREAS ECO-TEK GROUP INC., is a company, a manufacturer, marketing and service with international capabilities as well as technical expertise for sales, distribution of various automotive products and services.

           WHEREAS DR. NACSON, is an individual working as consultant chemist with 25 years experience in development, and is an inventor of chemical processes, new products, instrumentation, patent preparation, scientific publications and teaching professorship (ten years of which are directly related to automotive applications).

            NOW THEREFORE, this Agreement witnesses that the parties agree to as follows, subject to the terms and conditions herein:

1)
To collaborate on the development of various products in the automotive industry, like fuel injector formulation, fuel treatment, diesel fuel enhancement, lubricating oils, penetrating lubricant formulation, and others.

2)
Dr. Nacson, with the assistance of Eco-Tek has developed a fuel treatment product for cars and trucks that is being tested by Eco-Tek in collaboration with their customers and trusted clients.  Several prototype bottles were submitted to Eco-Tek along with a 20 liter drum with mixed formulation to fill up 145 Eco-Tek bottles, for direct sale to customers. The prototype bottles and the 20 liter drum finished formulation for filling up CLIK labeled bottles, were submitted by Dr. Nacson, and accepted by Eco-Tek, during the months of November and December, 2005.

3)
Dr. Nacson, (with the assistance of Eco-Tek), developed a new penetrating lubricant oil formulation for removal of rust, lubricating of metal parts, and increase surface protection against wear and tear.  Prototype units were submitted to Clik Tech for testing and evaluation.  Preliminary testing showed that it was superior to present commercial products of similar functionality.  Prototype formulation was submitted in early November, 2005.

4)
Dr. Nacson (with the assistance of Eco-Tek), developed a diesel improvement formula, and prototype bottles which were submitted to Eco-Tek for testing and evaluation.  Prototype samples were submitted to Eco-Tek during the month of November, 2005.

5)	An engine flush product, created by Dr. Nacson, is also currently in the research and development phase.

6)
Dr. Nacson will continue to provide consulting services to Eco-Tek in the area of technical investigation of competitive products, performance and evaluation of automotive products of interest to Eco-Tek and assist in Patent writing to protect new products and technology developed for Eco-Tek (Clik Tech), in the automotive market.

7)	Eco-Tek shall compensate Dr. Nacson, as follows:

a)	$100.00 (CDN) per hour for development of product to a maximum of $5.000.00 (CDN) per product and acceptance of formula to Eco-Tek.

b)	One and a half million (1.5M) shares, in consulting work done since 2005 for which as at the date of this agreement, Dr. Nacson has not yet been compensated.

c)	Five Hundred Thousand (500,000) shares in Eco-Tek for product development oil lubricant, fuel treatment and other services done since 2005.

d)	1% of the total of all gross sales of new products sold; which were developed by Dr. Nacson alone, or in collaboration with Eco-Tek.

e)
All expenses related to the filing of U.S. and Canadian patents on lubricant oil formulation by Dr. Nacson, totaling $30,000.00, covering formulation in the lab, testing, preparation of documentation, patent lawyer fees and follow up on patent submission and examiner feedback.  The cash will be paid quarterly

.

8)	Additional shares in Eco-Tek will be awarded to Dr. Nacson annually, as determined by the Board of Directors, which shall be based on the marketability and performance of products developed.

9)
The products which are the subject of this Agreement are those which are   being deployed in the automotive industry.  Products such as fuel treatment fluid, diesel fuel enhancement or improvement performance fluid, and lubrication formulation.

10)	Dr. Nacson agrees not to develop end user products in the automotive market,which compete directly or indirectly to distributors, agents or prospective customers of Eco-Tek.

11)
Eco-Tek will have the exclusive rights to market and sell products developed by Dr. Nacson in the automotive market.  All products and formulae will be provided to Eco-Tek Group Inc, and remain the sole property of Eco-Tek Group Inc.

12)
Eco-Tek will test and assess such prototypes which meet automotive standards after receipt from Dr. Nacson. Both parties agree to review the results of the    performance of the prototype formulation, and make appropriate changes, modifications, or alterations to achieve market goals and automotive specifications. If Eco-Tek has not provided written notice to Dr. Nacson of its intention to to accept these prototypes within 90 days of receipt of same, then Dr. Nacson shall continue to own the intellectual property, and any and all rights associated with these products and Dr. Nacson shall be free to deal with the products as he sees fit.  Under such circumstances, Eco-Tek shall have no right to or interest in any such products.  If Eco-Tek agrees to accept the new product, they shall use commercially reasonable best efforts of produce and market such products in a timely manner.

13)
Within 30 days of receipt of Eco-Tek’s written notice of acceptance of a product developed by Dr. Nacson for production and marketing, Dr. Nacson shall provide Eco-Tek with appropriate documentation and disclosure of the chemical formulation, process and manufacturing procedure(s) for relatively large-scale volumes of such product. This will include disclosure of chemical formulae, description of process of fabrication, mixing and packaging.  Safety data sheets on ingredients will also be provided as well as chemical suppliers and costs.

14)	Eco-Tek will manufacture and market products developed by Dr. Nacson and accepted by Eco-Tek at its sole discretion.

15)
Dr. Nacson will assign patent rights to Eco-Tek provided all compensation as set out in section 7, are honored.  In the event that Dr. Nacson does not receive compensation as set out in section 7, all right and title in any intellectual property,shall revert to Dr. Nacson and be his sole property.

16)
Duration of Agreement – This Agreement shall be valid for a period of 7 years, from the date hereof, unless terminated earlier by mutual agreement of the parties in writing.  After 7 years this agreement may be terminated by either party with or without cause, upon ninety (90) days written notice to the other party.  The maximum term this agreement is fourteen (14) years. In the event of any termination, Dr. Nacson shall continue to be entitled to compensation as set out in section 7 of this Agreement and shall remain the owner of any shares issued and shall remain entitled to any shares owed but not yet issued by the corporation at the time of termination.

17)
Assignment – This Agreement may not be assigned by one party without the written agreement of the other party, except in the case of assignment or sale of the entire business by Eco-Tek, in which case this agreement shall be binding on any successors and assigns of Eco-Tek.  Notwithstanding anything to the contrary herein, the parties may assign this Agreement to an affiliate without the consent of the other party.  For purposes of this Agreement, the term “affiliate” shall mean corporation controlling, controlled by,  or under common control with, such party.  This Agreement would then be binding upon any such successor or assign.

18)
Jurisdiction - This Agreement is to be governed by the Law of the Province of Ontario.  Any claim or disagreement arising out of or relating to this Agreement shall be settled by binding arbitration with the rules of the ADR institute of Canada.  The Arbitrator shall have no power to add to, subtract from, or modify the terms and conditions of this Agreement, not to award punitive damages.  Such Arbitration shall be conducted in Toronto, Ontario, Canada

19)
Relationship - Except as otherwise specifically provided herein, this Agreement shall not create an employer-employee relationship between the parties nor a joint venture nor a partnership relationship.  The parties shall have no right to act for or to bind each other in any way or to sign agreements or commitments in each other’s names or to represent that the one is responsible for the acts of omission of the other.

20)
Indemnity – Eco-Tek will indemnify and hold harmless Dr. Nacson against any claims or actions of any sort arising out of any product, developed by Dr. Nacson, including legal costs. Dr. Nacson shall bear no liability for any such claims and they shall be the sole responsibility of Eco-Tek.

21)
Notices – Any notice under this Agreement shall be deemed to have sufficiently given when addressed by registered mail, postage prepaid, return receipt requested to Eco-Tek, at the address indicated herein, or to Dr. Nacson, at the address indicated herein.  Either party may give to other, written notice of change of address, in which event any notice shall thereafter to given to such party, as above provided, at such changed address.  The date of mailing shall be deemed to be the date of which such notice was given.

TO ECO-TEK:

Address: 65 Woodstream Blvd., #15, Woodbridge, Ontario, L4L 7X6
Phone Number: 1-888-970-ECO-LUBE or 905-264-7242
Fax Number: 905-264-7481
Email Address: Sales@cliktech.com

TO DR. NACSON:

Address: 93 Crown Heights Crescent, Thornhill, Ontario,  L4J  5T1
Phone Number: 905-881-5287
Fax Number: N/A
Email Address: Sabatino.nacson@rogers.com

With a copy to: Koskie Minsky LLP

20 Queen St. W., Suite 900
Toronto, Ontario
M5H 3R3
Direct Fax: 416-204-4920
Attention: Melissa Reiter

22)
Obligation of Good Faith – This Agreement is entered into to establish a long-term, mutually beneficial, business relationship.  Accordingly, the partners agree to deal with each other in good faith in all matters.  The partners recognize that disputes may arise out of the performance of their obligations hereunder or under other contracts or understandings ancillary to this Agreement.  The parties agree to seek fair and reasonable solutions to any such disputes so that their business relationship can continue.

23)	This Agreement supersedes and takes place of all prior agreements entered into by the parties hereto and all prior agreements are hereby revoked.

24)
It is agreed that this Agreement embodies the entire agreement of all parties hereto with regards to the matters dealt hereto within, and that no understanding or agreements, verbal or otherwise exist between the parties except as herein expressly set out.

IN WITNESS WHEREOF: the parties have caused this Agreement to be executed by their duly authorized and empowered officers and representatives on their behalf.

               Per: /s/ Ron Kopman
                      Ron Kopman
                      President, Eco-Tek Group Inc.

               Date: September 14, 2012

               Per: /s/ Dr. Sabatino Nacson
                      Dr. Sabatino Nacson

               Date: September 14, 2012